As filed with the Securities and Exchange Commission on June 5, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNAP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	91-2145721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12120 Sunset Hills Road, Suite 330, Reston, Virginia 20190
(Address of Principal Executive Offices, including Zip Code)

Internap Corporation Amended and Restated 2017 Stock Incentive Plan
(Full title of the plan)

Peter D. Aquino
President and Chief Executive Officer
Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, Virginia 20190
(404) 302-9700
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Thomas A. Monson
Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654-3456
(312) 222-9350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,300,000	$2.50	$3,250,000	$393.90

1.
In addition to the shares set forth in the table, the number of shares registered includes an indeterminable number of shares of Common Stock, par value $0.001 per share (“Common Stock”) of Internap Corporation (the “Company”) issuable under the Internap Corporation Amended and Restated 2017 Stock Incentive Plan, as this amount may be adjusted as a result of a stock dividend, stock split, or similar transactions as permitted by Rule 416(a) and (b) under the Securities Act of 1933, as amended (“Securities Act”).

2.
Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $2.50 per share, which is the average of the high and low prices of Common Stock of the Company as quoted on the Nasdaq Global Market on May 30, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Internap Corporation, a Delaware corporation (the “Company” or “Registrant”), for the purpose of registering 1,300,000 additional shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) relating to the Internap Corporation Amended and Restated 2017 Stock Incentive Plan (the “Plan”).  Amendments to the Plan are subject to shareholder approval at the Company’s 2019 annual meeting of shareholders scheduled to be held on June 6, 2019.  The Company previously registered shares of Common Stock issuable under the Plan by Registration Statement No. 333-218878 on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2017 and Registration Statement No. 333-225562 on Form S-8 filed with the SEC on June 11, 2018 (Registration Statement No. 333-218878 and Registration Statement No. 333-225562 the “Prior Registration Statements”).

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements relating to the Plan are incorporated by reference herein to the extent not modified or superseded hereby or thereby or by a subsequently filed document.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are incorporated herein by reference:

•	Annual Report on Form 10-K filed on March 18, 2019;

•	Quarterly Report on Form 10-Q filed on May 9, 2019;

•	Current Reports on Form 8-K filed on January 7, 2019, April 9, 2019, May 9, 2019 (with respect to the report filed pursuant to Items 1.01, 2.03 and 9.01), and May 16, 2019; and

•
The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A/A, filed on July 29, 2011, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished under Item 2.02 or Item 7.01 of Form 8-K unless otherwise indicated therein, including any exhibits included with such Items.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit No.	Document
4.1
Copy of Specimen Certificate for shares of common stock of the Company (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (File No. 333-153766), filed October 1, 2008)

4.2	Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed March 2, 2010)
4.3
Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed November 25, 2014)

4.4
Certificate of Amendment to the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed November 20, 2017)

4.5	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 32 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed August 3, 2017)
5	Opinion of Jenner & Block LLP*
23.1	Consent of Jenner & Block LLP (included in Exhibit 5)*
23.2	Consent of BDO USA, LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (incorporated by reference to the signature page hereto)*
99.1	Internap Corporation Amended and Restated 2017 Stock Incentive Plan (incorporated herein by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, filed April 9, 2019)

*Filed herewith.

Item 9.	Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

 (c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on this 5th day of June, 2019.

INTERNAP CORPORATION

By:	/s/ Peter D. Aquino
Peter D. Aquino
President and Chief Executive Officer

SIGNATURES

Each of undersigned does hereby make, constitute and appoint each of Peter D. Aquino, James C. Keeley and Richard P. Diegnan, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter D. Aquino	President, Chief Executive Officer and Director	June 5, 2019
Peter D. Aquino	(Principal Executive Officer)

/s/ James C. Keeley	Chief Financial Officer	June 5, 2019
James C. Keeley	(Principal Financial and Accounting Officer)

/s/ Gary M. Pfeiffer	Chairman and Director	June 5, 2019
Gary M. Pfeiffer

/s/ David B. Potts	Director	June 5, 2019
David B. Potts

/s/ Peter J. Rogers, Jr.	Director	June 5, 2019
Peter J. Rogers, Jr.

/s/ Lance L. Weaver	Director	June 5, 2019
Lance L. Weaver

/s/ Debora J. Wilson	Director	June 5, 2019
Debora J. Wilson